Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS SECOND QUARTER FISCAL 2015 RESULTS

Princeton, New Jersey, December 12, 2014 - AMREP Corporation (NYSE: AXR) today reported net income of $254,000, or $0.03 per share, for its fiscal 2015 second quarter ended October 31, 2014, compared to net income of $52,000, or $0.01 per share, for the second quarter of the prior fiscal year. For the first six months of 2015, the Company had net income of $6,518,000, or $0.83 per share, compared to a net loss of $635,000, or $0.09 per share, for the same period of 2014. The results for the second quarter of fiscal 2015 included an adjustment reducing a reserve for doubtful accounts receivable from a magazine wholesaler by $900,000 ($567,000 after tax, or $0.07 per share), and there was a similar $300,000 adjustment ($189,000 after tax, or $0.03 per share) in 2014. The results for the first six months of 2015 included a non-cash pre-tax gain on a settlement agreement with a significant customer of $11,155,000 ($7,028,000 after tax, or $0.90 per share) offset in part by a non-cash impairment charge of $925,000 ($583,000 after tax, or $0.07 per share) reflecting the discontinuance of the development of certain software in the Company’s Subscription Fulfillment Services business. Revenues were $19,338,000 and $37,266,000 for the second quarter and first six months of 2015 compared to $22,763,000 and $43,272,000 for the same periods in the prior year.

Revenues from the Company’s Media Services operations, which include Subscription Fulfillment Services, Newsstand Distribution Services and the Product Packaging and Fulfillment Services and Staffing businesses, decreased from $21,555,000 and $41,833,000 for the second quarter and first six months of 2014 to $16,784,000 and $34,300,000 for the same periods in 2015, due primarily to a continuing industry trend of reduced subscription and newsstand magazine sales and to a major customer of Product Packaging Services moving certain business in-house. Media Services’ operating expenses decreased from $17,791,000 and $35,519,000 for the second quarter and first six months of 2014 to $13,512,000 and $28,049,000 for the same periods of 2014, primarily due to lower payroll and benefits, the reversal of previously established accounts receivable reserves, supplies expense and facilities and equipment expense.

Revenues from land sales at AMREP Southwest were $2,513,000 and $2,897,000 for the second quarter and first six months of 2015 compared to $1,196,000 and $1,424,000 for the same periods of 2014. The average gross profit percentage on land sales was 12.9% and 16.8% for the second quarter and first six months of 2015 compared to 16.5% for each of the same two periods of 2014. Revenues, average selling prices and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions and the type and location of land being sold.

AMREP Corporation's Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(unaudited)

	Three Months Ended October 31,
	2014	2013

Revenues	$19,338,000	$22,763,000

Net income	$254,000	$52,000

Earnings per share – Basic and Diluted	$0.03	$0.01

Weighted average number of common shares outstanding	8,026,000	7,195,000

	Six Months Ended October 31,
	2014	2013

Revenues	$37,266,000	$43,272,000

Net income (loss)	$6,518,000	$(635,000)

Earnings (loss) per share – Basic and Diluted	$0.83	$(0.09)

Weighted average number of common shares outstanding	7,813,000	6,785,000